Exhibit 99.1

Plan of Complete Liquidation and Dissolution of
800 Degrees Go, Inc.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to constitute a plan of distribution under Section 281(b) of the Delaware General Corporation Law of the State of Delaware (the “DGCL”) and accomplish the complete liquidation and dissolution of 800 Degrees Go, Inc., a Delaware corporation (the “Company”), in accordance with Section 275 of the DGCL.

1. Approval and Adoption of Plan. The board of directors of the Company (the “Board”) acted by unanimous written consent without a meeting on January 27, 2025 and determined that it is advisable and in the best interest of the Company and its stockholders (the “Stockholders”) that the Company be dissolved pursuant to this Plan in accordance with Section 275(a) of the DGCL. This Plan shall become effective as of the date that this Plan is approved and adopted by the requisite vote of holders of a majority of the shares of the Company’s common stock issued and outstanding and entitled to vote thereon (the “Adoption Date”).

2. Certificate of Dissolution and Effective Date. Promptly after the Adoption Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL. The Plan shall be effective as of the time the Certificate of Dissolution is filed (the “Effective Date”). On the Effective Date, the Company shall obtain any certificates required from the Delaware tax authorities and pay any taxes due.

3. Cessation of Business Activities. After the Effective Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business and distribute its assets to the Stockholders in accordance with this Plan.

4. Continuing Employees and Consultants. The Company may hire or retain such employees, consultants, and advisors as the Board deems necessary or desirable to supervise or facilitate the dissolution and winding up of the Company. The Company may, in the absolute discretion of the Board, but subject to applicable legal and regulatory requirements, pay the Company’s officers, directors, employees, consultants, independent contractors, agents, advisors, and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan shall constitute approval of any such compensation by the Stockholders.

5. Plan of Distribution.

a)	On and after the Effective Date, the Company shall liquidate the Company’s assets in accordance with Section 281(b) of the DGCL and shall:

i.	Pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company or its successor;

ii.	Make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company, which is the subject of a pending action, suit or proceeding to which the Company is a party; and

iii.	Make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company or the Stockholders, are likely to arise or to become known to the Company or the Stockholders within ten (10) years after the Effective Date.

All such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.

b)	After the payments (if any) are made pursuant to Section 5(a), if there are any assets remaining, the Company shall distribute to the Stockholders all remaining assets, including all available cash, except such cash, property or assets required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at the time or times as the Board may determine in its absolute discretion, but not later than three (3) years after the close of the taxable year in which the first distribution to the Stockholders takes place.

6. Cancellation of Stock. The filing of the Certificate of Dissolution with the Delaware Secretary of State will result in automatic cancellation of all of the outstanding shares of capital stock of the Company (and any certificates representing such shares), without further action on the part of the Company or the Stockholders. From and after the Effective Date, and subject to applicable law, the Stockholders shall cease to have any rights in respect thereof, except the right to receive distributions, if any, pursuant to and in accordance with this Plan.

7. Absence of Appraisal Rights. Under Delaware law, the Stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by this Plan.

8. Abandoned Property. If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered certificates evidencing the capital stock as may be required hereunder, or for any other reason, the distribution to which such Stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

9. Stockholder Consent to Sale of Assets. Adoption of this Plan by the requisite vote of the outstanding capital stock shall constitute the approval of the Stockholders of the sale, exchange, or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange, or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange, or other disposition that are conditioned on adoption of this Plan. The Company shall not be required to obtain appraisals, fairness, or other third-party opinions in connection with the valuation of its properties and assets in connection with the implementation of this Plan.

10. Indemnification. The Company shall continue to indemnify its directors, officers, employees, and agents in accordance with its certificate of incorporation, its by-laws, any contractual arrangements, any existing directors’ and officers’ liability insurance policy, and applicable law, including regarding acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company.

11. Filing of Tax Forms. The Company shall file an Internal Revenue Service (“IRS”) Form 966 with the IRS not later than thirty (30) days following the Adoption Date.

12. Reporting Obligations. The Company shall file any forms with the Securities and Exchange Commission (the “SEC”) that are necessary, appropriate or desirable to cease reporting obligations with the SEC and implement this Plan.

13. Expenses of Dissolution. The Company may, in the sole and absolute discretion of the Board, pay all expenses incurred in connection with the implementation of this Plan including, but not limited to, any consulting, professional and other fees and expenses of persons providing services to the Company.

14. Modification or Abandonment of the Plan. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board may modify, amend, or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the DGCL.

15. Authorization. The Board is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

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